EXHIBIT 10.42

ORIGINAL EQUIPMENT MANUFACTURER (“OEM”) AGREEMENT

This agreement (“Agreement”) is effective on December 1st, 2005, (the “Effective Date”) between Texas Instruments Incorporated, a Delaware corporation acting through DLP® Products (“TI”) and InFocus Corporation,  a Oregon corporation (“OEM”), and its wholly- owned subsidiaries.

I.                                         SCOPE

1.1  Product Sales and Resale by OEMs:  This Agreement provides the terms under which TI will sell complete DLP™ component sets (“Products”) and will license the Licensed Software (as defined below) to OEM. OEM will use the Products in manufacturing or in having manufactured projected image display systems (“Applications”) or, subject to the licensing requirement set forth below, subassemblies for Applications, to be commercially marketed under OEM’s brand or any third party brand under license to OEM.  *   OEM may sell subassemblies containing the Products only to customers who have executed appropriate trademark and software licenses with TI.  OEMs wholly-owned subsidiaries may make purchases under and are considered to be parties to this Agreement. However, in the event any OEM wholly-owned subsidiary does not meet its payment obligations hereunder in a timely fashion, OEM will be responsible for payment of any such outstanding obligations.

1.2  Sales to OEM’s Subcontractors:  From time to time TI and OEM may agree as to one or more subcontractors to OEM that are authorized to make purchases on OEM’s behalf under this Agreement (“Authorized Subcontractors”). Such Authorized Subcontractors may purchase goods under this Agreement provided that the Authorized Subcontractor:  a) meets TI’s then current credit requirements; b) certifies to TI in writing that it is purchasing Products on behalf of OEM and that all Products will be used solely on OEM’s contracted work; and c) agrees in writing to keep all pricing confidential. Pricing shall remain confidential between TI, OEM and the Authorized Subcontractor. OEM will provide a written list of Products and estimated quantities that it expects each Authorized Subcontractor to purchase on its behalf.

1.3  Product Specification. TI owns and controls the Product(s) specification. TI will be solely responsible for the design and manufacture of the Product(s). OEM owns and controls the Application specifications.

II.            COMMERCIAL TERMS

2.1       Purchase Orders. Requests to purchase shall be submitted by purchase orders.  *   If OEM cancels an order, TI reserves the right to charge a cancellation fee *  of any uncancelled orders to take into account  *  price adjustments, based on  *  volume pricing, for product already shipped prior to receipt of OEM’s cancellation notice. If OEM’s actual volume purchases are  *  the required cumulative volumes provided in the price quotation, TI reserves the right to invoice OEM under the payment terms of this Agreement for  *  necessary to adjust for  *  based on actual volumes shipped by TI. The OEM purchase order will reflect only quantity, Product(s) description, unit price, extended price, desired shipment date, transportation carrier requirements, and shipping and invoice addresses. Any other terms and conditions reflected in OEM purchase order will not apply unless expressly accepted in writing by TI. TI will invoice OEM upon shipment of Product(s).

2.2.      Shipping Dates:  Shipping dates provided by TI are  *  . TI will make reasonable efforts to notify OEM if shipping dates will be delayed, but TI shall not be liable for any loss or expense incurred by OEM if TI fails to meet the estimated shipping dates. OEM may reschedule the shipping date as follows.

Products scheduled to ship beyond   *   may be rescheduled.

*  % of goods schedule to ship within   *   may be rescheduled.

No goods scheduled to ship within   *  may be rescheduled, unless agreed to at TI’s sole discretion.

In the event that OEM’s reschedule affects pricing or shipment schedule terms of a volume order, TI may adjust the price of unshipped orders to reflect reduced volumes.

2.3           Taxes and Duties. The prices for the Product(s) do not include taxes. OEM is solely responsible for the payment of all taxes, levies, customs or duties of any nature whatsoever with respect to this Agreement, other than taxes based on TI’s net income.

2.4       Payment Terms. Payment terms are *  days from the date of invoice subject to OEM’s available and continued credit as determined by TI’s credit department. TI reserves the right to withdraw credit, cancel any open sales order, refuse to enter further purchase orders and withhold shipment if OEM fails to make payment pursuant to these payment terms. In the event OEM returns any Product(s) to TI pursuant to Section 2.6, OEM agrees to remit payments for Product(s) not affected by OEM’s claim.

2.5   Shipping and Risk of Loss. Shipments are FCA, TI point of shipment, (except for shipments within the United States which will be FOB TI point of shipment) with all transportation costs being the responsibility of OEM unless otherwise specified in this Agreement. TI will typically ship freight collect, but may ship prepaid and invoice OEM in some circumstances. Title and risk of loss or damages to the Product(s) shipped will pass to OEM upon TI’s tender of the Product(s) delivery to the carrier. TI will pack the Product(s) for shipment to OEM using commercial practices appropriate for the type of Product(s) being sold pursuant to this Agreement, unless otherwise instructed in writing by OEM and at OEM’s expense.

2.6   Limited Warranty. THE FOLLOWING ARE IN LIEU OF ALL CONDITIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED CONDITION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ANY OTHER WARRANTY OBLIGATION ON THE PART OF TI.

*  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6.1  Product(s). Subject to clause 2.6.3 below, and unless otherwise provided in Attachment A, Nonstandard Warranty Parts, TI warrants that the Product(s) will conform  either to TI’s published specifications for such Products or other mutually agreed upon written specifications signed by an authorized TI representative  *  . Notwithstanding the foregoing, TI shall not be liable for any defects that are caused by neglect, misuse or mistreatment by an entity other than TI, including improper installation or testing or unauthorized repair, or for any Products that have been altered (including substitution of components in any component set) or modified in any way by an entity other than TI. Moreover, TI shall not be liable for any defects that result from Buyer’s design, specifications or instructions for such Products. Testing and other quality control techniques are used to the extent TI deems necessary.  Any replacement Product(s) returned to OEM for warranty purposes is provided with a  *  warranty from the date of TI shipment or the balance of the original warranty period, whichever is greater. Continued use or possession of the Product(s) after expiration of the applicable warranty period will be conclusive evidence that the warranty is fulfilled to the full satisfaction of OEM. OEM will not pass through or assign to any third party any warranties made by TI hereunder and will expressly indicate to its end-users, customers or any other third party that such person will look solely to OEM in connection with any problems, warranty claims or other matters concerning any of OEM’s end-product(s) containing the Product(s).

2.6.2  Software.  Subject to clause 2.6.3 below, TI warrants for  *  from the date of purchase that the media (if the Licensed Software is provided on media) will be free from defects and that the Licensed Software will substantially conform to the related documentation. Licensed Software is otherwise provided “AS-IS”, without any warranty, express or implied. TI expressly disclaims any warranty with respect to any title or infringement or non-infringement of any third party rights, or as to the absence of competing claims, or as to interference with OEM’s quiet enjoyment of the Licensed Software. TI does not warrant that the functions contained in the Licensed Software will be free from error or will meet OEM’s specific requirements. TI will have no liability for errors or product malfunction resulting from OEM’s use, modification, copying, or distribution of the Licensed Software. OEM acknowledges that any statements contained in any documentation or materials provided by TI or any statements regarding the utility of the Licensed Software do not create any express warranties, rather OEM is relying upon its own analysis and evaluation of the Licensed Software.

2.6.3  Testing Requirements; Assistance. OEM agrees that prior to using or distributing any systems that include Products and/or Licensed Software, OEM will thoroughly test such systems and the functionality of such Products and/or Licensed Software as used in such systems. TI may provide technical, applications or device advice, quality characterization, reliability data or other services. OEM agrees that providing these services shall not expand or otherwise alter TI’s warranties, as set forth, and no additional obligations or liability shall arise from TI providing such services.

*

TI’S WARRANTIES AS HEREINABOVE SET FORTH WILL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY WILL ARISE OR GROW OUT OF, TI’S RENDERING OF TECHNICAL ADVICE, INFORMATION AND/OR SERVICE TO OEM IN CONNECTION WITH THE PRODUCTS OR LICENSED SOFTWARE FURNISHED HEREUNDER.

2.7       Return Material Authorization. All OEM Product(s) returns to TI must be accompanied by a properly completed Return Material Authorization (“RMA”) form. If any Product(s) is returned to TI different than those on the RMA form, TI reserves the right to return such Product(s) at OEM expense, or otherwise dispose of it, without credit. TI will not be responsible for any costs associated with the return of the Product(s) if OEM returns the Product(s) by means other than those instructed by TI.

2.8       Exclusive Remedy. If Product(s) does not conform to the  warranties as contained herein, TI’s sole and exclusive maximum liability will be:  i) for Product(s),  (at TI’s option) to either repair, replace, or credit OEM’s account for any Product(s) returned by OEM to TI during the warranty period, or, ii) for Licensed Software, to provide OEM with a new copy of the Licensed Software provided that; (a)        OEM promptly notifies TI in writing upon discovery by OEM that such Product(s) failed to conform to the specification with an explanation of any alleged nonconformance; (b) the Product(s) or Licensed Software are returned to TI FCA TI’s plant from which the Products or Licensed Software were shipped; (c) TI’s examination of the Product(s) or Licensed Software shall disclose that the alleged deficiencies actually exist and were not caused by accident, misuse, neglect, alteration (including substitution of components in the component set), improper installation, unauthorized repair or improper testing.; and (d) OEM is in full compliance with this Section  If the Product(s) or Licensed Software fail to conform to the warranty, TI shall reimburse OEM for the transportation charges paid by OEM for returning the Product(s) or Licensed Software.  If TI replaces the Product(s), it will replace it with new Product if the OEM notifies TI of the nonconformance within  *  of the date of shipment from TI. If TI elects to repair or replace the Product(s), it shall have a reasonable time to make the repair or replacement.

2.9   Evaluation Items. From time-to-time, TI may provide to OEM samples, pre-production or experimental goods or materials for evaluation purposes. These items may have been manufactured by someone other than TI. They may be used only for evaluation purposes and may not be re-sold in any form. Such items are provided “AS-IS”. Use of or reliance on such evaluation items is at OEM’s risk. TI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE. TI SHALL HAVE NO LIABILITY TO OEM OR ANYONE ELSE FOR ANY DAMAGES ARISING FROM THE EVALUATION ITEMS OR THE USE THEREOF.

*  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

III.           INTELLECTUAL PROPERTY AND LICENSES

3.1   Branding, Advertising, Trademarks and Trade Names. TI grants OEM a nonexclusive, nontransferable, non-assignable, revocable, * , personal  license to use the Trademarks (defined hereafter) associated with the Product(s) solely in connection with Applications. Grant of this license is contingent upon the following conditions being met; (1) All goodwill associated with the use of the Trademarks inures to the benefit of TI; (2) OEM uses the Trademarks only on Applications that at least meet the quality standards customary in the industry of the Applications. TI, at its expense and at reasonable intervals, has the right to inspect or test any of the Applications to determine whether they meet the required quality standards. At TI’s request, OEM (a) provides TI with representative samples of each use of the Trademarks, including without limitation the Application(s), graphics, text materials, packaging and users manuals and (b) provides technical assistance deemed necessary by TI to determine the quality of the Application(s); (3) OEM does not use TI’s Corporate Signature or the TI Corporate Logo in its advertising and promotion of its end-product(s);  (4)  *  in accordance with the Brand Guidelines published by TI, a copy of which may be obtained at www.dlp.com/brand. OEM likewise requires its customers to display the Trademarks in the customers’ advertising, merchandising and documentation. Such customer advertising, merchandising and documentation shall be in accordance with the Brand Guidelines. If TI adopts any new or revises such policies, OEM agrees to cooperate in reasonable respects to implement such revised policies and OEM will require its customers at all tiers to do likewise;  (5) OEM will ensure that neither the TI name nor the Trademarks are displayed in any manner, which may imply: (a) that OEM or its customer is owned or controlled by TI, in whole or in part; (b) that TI is not the exclusive owner of TI’s name and Trademarks; or (c) that TI and OEM or its customer are not separate an independent entities; (6) OEM does not (a) alter or modify the Trademarks in any way, (b) integrate the Trademarks into any of OEM’s trademarks, logos, designs, nor (c) use any marks or logos that are confusingly similar to the Trademarks; (7) OEM does not remove or alter any tag, label or other identifying marks placed by TI on the Product(s); (8) If at any time, OEM acquires any rights in or registration(s) or application(s) for the Trademarks, OEM immediately, at no expense to TI, assigns such rights, registrations or applications to TI, along with TI’s rights in the Trademarks. If the Trademarks on OEM products will be held to infringe trademarks of any third party and OEM will be enjoined from using same, TI will exert all reasonable efforts at its expense to procure for OEM the right to use such trademark free of any liability. OEM agrees that it will inform TI of any possible trademark infringement which comes to its attention. When requested by TI, OEM will deliver to TI any papers and assist in conducting any legal proceedings at TI’s expense which TI deems necessary in order to protect its Trademarks. TI reserves the right to terminate, restrict or withhold use of the Trademarks if TI, at its sole discretion, determines that the image quality of performance does not enhance TI’s goodwill.

3.2       Software License. From time to time, TI may provide to OEM electronic information including development tools, test software, memory files, programmable logic description code or other hardware description code, in various forms including executable software, binary data, and textual data files (“Licensed Software”). Unless a separate license has been executed by the parties for any particular Licensed Software, the following terms and other terms of this Agreement which relate to Licensed Software shall apply. TI grants and OEM accepts the following non-exclusive, non-assignable, non-transferable, licenses subject to the following conditions:

3.2.1        A license to use and copy the Licensed Software, during the term of this Agreement, solely in conjunction with the development, production and sale of OEM’s Applications incorporating the Products.

3.2.2        A license to distribute portions of the Licensed Software intended by TI to be incorporated in OEM’s Applications, only in binary format and during the term of this Agreement, provided such portions are incorporated in OEM’s Applications incorporating the Products.

3.2.3        OEM agrees that, except as specifically permitted by statute by a provision that cannot be waived by contract, it will not  * versions of the Licensed Software, and will use its best efforts to prevent any person or entity with which it is affiliated from doing so.

3.2.4        OEM shall reproduce on copies of the Licensed Software all copyright notices exactly as and where they appear on the Software Tools as delivered, or as closely as possible where a change in media precludes exact reproduction.

3.2.5        OEM acknowledges and agrees that the scope of the software licenses granted herein is limited to the TI-owned intellectual property rights embodied in the Licensed Software provided by TI to OEM. Except as expressly provided herein, no other license, express or implied, by estoppel or otherwise, to any other TI-owned or third party-owned intellectual property rights is granted herein.

Except as expressly provided herein, OEM may not distribute, publish, rent or lease the Licensed Software or grant sublicenses. OEM agrees to use the Licensed Software solely within the scope of the licenses set forth herein, to employ reasonable security precautions to prevent unauthorized disclosure of the Licensed Software to any third party and to maintain the confidentiality of trade secrets and confidential information embodied in the Licensed Software.

3.3   Ownership Rights in Intellectual Property. Notwithstanding any other provision in this Agreement, TI retains the ownership of all copyright, patent, trademark, service mark, trade name, trade secret rights and all other proprietary rights in the Product(s) and Licensed Software. Title to the Licensed Software shall be and remain with TI and its licensors. OEM will not mortgage, pledge or encumber the Licensed Software in any way.

*  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4   Patent Indemnification. TI  * on a  *  that the Product(s) manufactured and supplied by TI to OEM constitutes  *  of any duly issued patent from the  *  patent office, and, TI   *  awarded therein against OEM, provided that TI is promptly informed and furnished a copy of each communication, notice or other action relating to the  *  and is given authority, information and assistance (at TI’s expense) necessary to defend or settle said suit or proceeding and OEM makes available to TI the benefit of any defense available to OEM to any  *   hereunder. Such defense including, but not limited to, any license or option to license or sub-license any intellectual property right that is the subject of such infringement allegation. Use of such defense shall be  *  , solely for the purposes of defending or settling said suit or proceeding, and shall not expand the OEM intellectual property licensed or cross-licensed to any third party. TI  *   to defend or be liable for costs and damages if the infringement arises out of compliance with OEM specifications or incorporation of OEM technology, designs, hardware and/or software in the Product(s), or from a combination with, an addition to, or a modification of the Product(s) after delivery by TI, or from use of the Product(s), or any part thereof, in the practice of a process that is not inherent in the Product(s). TI’s obligations hereunder  *  to any infringement occurring after OEM has received notice alleging the infringement   *  . In addition, TI will  *  , at its  *  and at  *  , (a) to procure for OEM the right to use such Product(s) free of any liability for patent infringement or (b) to  *  such Product(s) with a  *  substitute otherwise complying substantially with all the requirements of this Agreement or (c)  *   the purchase price and the transportation costs of such Product(s). If infringement by OEM is alleged, TI   *   to make further shipments of the Product(s)  *  of this Agreement, and provided TI has not been enjoined from selling said Product(s) to OEM,  *   to supply said Product(s) to OEM at OEM’s option, whereupon the patent indemnity obligations herein stated with respect to TI  *  apply with respect to OEM, this indemnity by OEM applying to, but not limited to, all damages awarded under 35 U.S.C. Sections 284 and 285. If any suit or proceeding is brought against TI based on a claim that the Product(s) manufactured by TI and supplied to OEM in compliance with OEM’s end-product(s) specifications or by reason of the incorporation of OEM’s technology, designs, hardware, and/or software in the Product(s) infringe any duly issued patent from the  *  patent office, then the patent indemnity obligations herein stated with respect to   *   apply with respect to OEM.

OTHER THAN A JUDICIALLY IMPOSED IMPLIED LICENSE BASED ON THE PRINCIPLES OF EXHAUSTION AND FIRST SALE, THE SALE BY TI OF THE PRODUCT(S) ORDERED HEREUNDER DOES NOT GRANT TO, CONVEY OR CONFER UPON OEM OR OEM’S CUSTOMERS, OR UPON ANYONE CLAIMING UNDER OEM, A LICENSE, EXPRESSED OR IMPLIED UNDER ANY PATENT RIGHTS OF TI OR ANY THIRD PARTY COVERING OR RELATING TO ANY COMBINATION, MACHINE OR PROCESS, IN WHICH SAID ITEMS MIGHT BE OR ARE USED.

THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES HERETO FOR PATENT INFRINGEMENT.

3.5           Confidentiality. Any information disclosed by one Party to the other Party deemed by the disclosing Party to be confidential or proprietary information will be disclosed and protected in accordance with the terms and conditions of the Nondisclosure Agreement between TI and OEM, dated December 1st,  *   (the “NDA”). Notwithstanding the expiration date provided in the NDA, the term of the NDA will not expire until the termination or expiration of this Agreement in accordance with Section 4.1.

IV.                     GENERAL PROVISIONS.

4.1           Term and Termination.

4.1.a                 Term. This Agreement expires three years from the Effective Date.

4.1.b                 Termination for Cause. This Agreement may be *  in the event either party  *  the Agreement and such  *   corrected within  *  after written notice is given to the party   *   by the party  *  . Unless otherwise indicated in writing by the party  * , upon termination of this Agreement, all activities under this Agreement will terminate.

4.1.c                 Termination for Convenience. TI or OEM   *   this agreement for any reason upon   *   written notice to the other party.

4.1.d               Rights and Obligations Upon Termination or Expiration. For each party, all obligations and duties arising and any licenses granted under this Agreement will terminate upon the termination or expiration of this Agreement unless otherwise provided. Each party shall pay any sums owed and accrued prior to termination and expiration. In the event this Agreement is terminated for convenience by TI or OEM, any Product(s) scheduled for shipment as of the date of the written notice of such termination pursuant to Subsection 4.1.c will be completed; however, any purchase orders placed by OEM   *   period following such written notice may  be accepted for shipment by TI as agreed by both parties.

4.2       Limitation of Liability. UNDER NO CIRCUMSTANCES WILL TI BE LIABLE TO OEM FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, COSTS OF REMOVAL AND REINSTALLATION OF ITEMS OR SOFTWARE, PROCUREMENT OF SUBSTITUTE GOODS OR SOFTWARE, OUTSIDE COMPUTER TIME, LABOR COSTS, LOSS OF DATA, LOSS OF GOODWILL, LOSS OF REVENUES OR PROFITS, INTERRUPTION OF BUSINESS, LOSS OF USE, OR OTHER ECONOMIC LOSS OR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF ANY BREACH OF THIS AGREEMENT, OR THE USE OF THE GOODS PROVIDED HEREUNDER, WHETHER SUCH DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY, EVEN IF TI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  *   THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE OR EXTEND THESE LIMITS.

4.3           Critical and Military Applications.    The Products provided under this Agreement are not designed and are not warranted to be suitable for use in life-support applications, devices or systems or other applications invoking potential risks of death, personal injury or severe property or environmental damage. Further, Products are not designed and are not warranted to be suitable for use in some military applications and/or military environments. Use of Products in such applications or environments is understood to be fully at the risk of OEM.

*  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4           Export Restrictions. Unless prior authorization is obtained from the U.S. Department of Commerce, neither the OEM nor its affiliates will knowingly export, re-export, or release, directly or indirectly, any Product(s), technology or software (as defined in Part 772 of the Export Administration Regulations of the U.S. Department of Commerce (“EAR”)) received from TI, or export, directly or indirectly, any direct product of such Product(s), technology or software (as defined in Part 734 of EAR), to any destination to which the export, re-export or release of the  Product(s), technology or software or direct product is prohibited by EAR. OEM has provided the assurances herein in compliance with Part 740 (Technology and Software Under Restriction) of EAR. OEM will obtain any necessary license or other documentation prior to the exportation or re-exportation of any Product(s), technology or software acquired under this Agreement or any direct product of any such Product(s), technology or software. OEM will not sell, export, re-export or otherwise dispose of any such Product(s), technology or software to any third party prohibited by U.S. or applicable non-U.S. laws. OEM will give notice of the need to comply with the foregoing to any third party believed to have the intention of exportation. Each Party will obtain, at its own expense, licenses and other documents as necessary to fulfill its obligations hereunder. If necessary licenses or other documentation cannot be obtained, TI may terminate this Agreement and be excused from performing hereunder. This provision shall survive the termination, expiration or cancellation of this Agreement.

4.5       Entire Agreement/Modification. This Agreement is intended as the complete, final and exclusive statement of the terms of the agreement between the parties regarding the subject matter hereof and supersedes any and all other prior or contemporaneous agreements or understandings, whether written or oral, between them relating to the subject matter hereof, including the OEM Basic Transaction Agreement effective 29 June 2001 and the DLP Configuration Software Object Code License Agreement effective 21 March 2000. Neither Party will be bound by any modification of this Agreement or supplemental agreement unless such modification is in writing and signed by an authorized representative of the Party to be bound thereby.

4.6       Force Majeure. Neither Party will be liable by reason of any delay in the performance of its obligations due to strikes, riots, fires, explosions, acts of God, war, governmental action or any other cause, which is beyond the reasonable control of such Party. The performance of such party will be excused for such reasonable time as may be required to resume performance following the cessation of such cause.

4.7   Notices. Any notices required or permitted to be given under this Agreement will be in writing and deemed valid and sufficient if delivered in person, by express courier service or by facsimile transmission (provided a confirmation of transmission is received) to the addresses set forth below or any other subsequent address of which a party provides notice.

Texas Instruments Incorporated:
DLP® Products	InFocus Corporation
6550 Chase Oaks Blvd., MS 8478	27700B SW Parkway Ave
Plano, TX 75023	Wilsonville, Oregon 97070
Attention: Contracts Manager	Attention:	Ms. Cheryl Rath
Telephone: (214) 567-0236	Telephone:	(503) 685-8616
Fax: (214) 567-7859	Fax:	(503) 685-8433

4.8       Assignment. *   nor any rights or obligations hereunder,  *  by either party  *  of the non-assigning party, which approval will not be unreasonably withheld. A prohibited assignment will be deemed to include, but not be limited to, transactions involving a change-in-control, merger (or otherwise by operation of law), reorganization, and sale of all or substantially all of the assets or equity of either party. Any attempted assignment in  *  of this Section will be  *  .

4.9       Governing Law. This Agreement and matters connected with its performance will be governed and construed in accordance with the laws of the State of Texas, without giving effect to such state’s conflict of law principles. Each party hereby irrevocably consents to the jurisdiction of the courts located in Texas. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

4.10     Survival. Those provisions which, by their nature, continue beyond expiration or termination on a particular date, shall be deemed to survive expiration or termination of this Agreement.

4.11               Publicity. Neither party will publicly announce or disclose the existence or terms and conditions of this Agreement without the prior written consent of the other Party.

4.12               Attachments.

Attachment A — Nonstandard Warranty Parts

*  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ATTACHMENT A

NONSTANDARD WARRANTY PARTS

PRODUCT DESCRIPTION	WARRANTY

150MM DMD’s including but not limited to .7XGA, Matterhorn, HD2	*

*  Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.